Exhibit 99.1

Squarespace Announces Appointment of Nathan Gooden as Chief Financial Officer

NEW YORK, October 12, 2022 — Squarespace, Inc. (NYSE: SQSP), the all-in-one website building and ecommerce platform, today announced the appointment of Nathan Gooden as its Chief Financial Officer and Treasurer, effective October 18, 2022. Gooden has more than two decades of financial leadership in the technology sector, including most recently as Chief Financial Officer of Amazon Alexa WorldWide.

“I could not be more excited to announce Nathan joining as our CFO,” said Anthony Casalena, Founder & CEO of Squarespace. “Nathan is a proven financial leader and brings extensive financial and strategic expertise, combined with a deep knowledge of the technology sector. He will be an invaluable addition to the Squarespace leadership team as we continue to execute against the enormous opportunity we have in front of us.”

Gooden will report into Casalena and oversee Squarespace’s global finance function.

Gooden joins Squarespace from Amazon, where he served as the CFO of Amazon Alexa WorldWide for the past five years, overseeing the global financial operation for the multi-billion-dollar business spanning numerous countries. In addition, he spent 20 years serving as CFO for multiple companies in the payments, social commerce, and consumer electronics space. Gooden began his career at PricewaterhouseCoopers, where he spent five years as a lead auditor and at Ernst & Young in the tax division.

“Squarespace has established itself as a visionary in digital presence and design, delivering an extraordinary track record of growth and success,” said Gooden. “I’m delighted to work with Anthony and the management team to capitalize upon the growth opportunities ahead and deliver long-term value for shareholders.”

About Squarespace

Squarespace is the all-in-one platform with everything to sell anything, providing customers in over 200 countries and territories with all the tools they need to sell physical products, digital content, classes, appointments, reservations and more. Powered by best-in-class design for a consistent brand experience across all touchpoints, our suite of fully integrated products enables anyone to manage their projects and businesses through websites, domains, ecommerce, marketing tools, and scheduling, along with tools for managing a social media presence with Unfold and hospitality business management via Tock. Squarespace is headquartered in downtown New York City, with offices in Dublin, Ireland, Portland, Oregon, and Chicago, Illinois. For more information, visit www.squarespace.com.

Contacts

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